Exhibit 99

Release Date:                                              Further Information:

IMMEDIATE RELEASE                                          David J. Bursic
January 15, 2008                                           President and CEO
                                                                    or
                                                           Pamela M. Tracy
                                                           Investor Relations
                                                           Phone: 412/364-1913


         WVS FINANCIAL CORP. ANNOUNCES INCREASED SECOND QUARTER AND SIX MONTHS ENDED DECEMBER 31, 2007 NET INCOME AND EARNINGS PER SHARE

         Pittsburgh, PA -- WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income and diluted earnings per share for the quarter ended December 31, 2007 of $1,048,000 and $0.46, respectively, compared to $837,000 and $0.36 for the same period in 2006. The $211,000 or 25% increase in net income was primarily attributable to a $424,000 increase in net interest income, which was partially offset by a $121,000 increase in income tax expense, a $65,000 increase in non-interest expense, a $16,000 decrease in non-interest income and a $11,000 increase in provisions for loan losses. The increase in net interest income primarily resulted from the favorable impact of higher intermediate term market interest rates on the Company's interest earning assets and lower short-term borrowing costs. The increase in income tax expense was attributable to increased levels of taxable income. The increase in non-interest expense was primarily attributable to increases in charitable contributions eligible for PA tax credits, while the decrease in other non-interest income was a result of decreased service charges on deposit accounts.

         Net income totaled $2,072,000 or $0.91 per diluted share, for the six months ended December 31, 2007 as compared to net income of $1,742,000 or $0.75 per diluted share for the same period in 2006. The $330,000 or 19% increase in net income during the six months was primarily attributable to a $648,000 increase in net interest income, which was partially offset by a $199,000 increase in income tax expense, a $104,000 increase in non-interest expense, a $12,000 decrease in non-interest income and a $3,000 decrease in credit provisions for loan losses. The increase in net interest income primarily resulted from the favorable impact of higher intermediate term market interest rates on the Company's interest earning assets and lower short-term borrowing costs. The increase in income tax expense was primarily attributable to higher levels of taxable income. The increase in non-interest expense is primarily due to increases in charitable contributions eligible for PA tax credits. The decrease in non-interest income was primarily attributable to lower levels of service charges on deposit accounts.


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

         WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania.

                               --TABLES ATTACHED--
                                      # # #






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


                       WVS FINANCIAL CORP. AND SUBSIDIARY
                      SELECTED CONSOLIDATED FINANCIAL DATA
                  (Dollars in thousands except per share data)


                                                   December 31,      June 30,
                                                       2007            2007
                                                   (Unaudited)     (Unaudited)
                                                    ---------       ---------
Total assets                                        $ 441,077       $ 408,076
Investment securities held-to-maturity                172,074         202,664
Investment securities available-for-sale               20,452           8,933
Mortgage-backed securities held-to-
   maturity                                           169,195         119,271
Mortgage-backed securities available-for-
   sale                                                 2,225           2,246
Net loans receivable                                   59,749          60,350
Deposits                                              152,449         159,377
FHLB advances: long-term                              135,579         130,579
FHLB advances: short-term                              38,600               0
Other short-term borrowings                            72,843          82,950
Equity                                                 31,747          31,293
Book value per share                                    14.03           13.49
Return on average assets                                0.97%           0.90%
Return on average equity                               13.37%          12.14%



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


                              WVS FINANCIAL CORP. AND SUBSIDIARY
                             SELECTED CONSOLIDATED OPERATING DATA
                             (In thousands except per share data)

                                           Three Months Ended          Six Months Ended
                                              December 31,               December 31,
                                              (Unaudited)                (Unaudited)
                                       -------------------------   --------------------------
                                          2007          2006          2007           2006
                                       -----------   -----------   -----------    -----------
Interest income                        $     6,497   $     6,230   $    13,035    $    12,348
Interest expense                             4,165         4,322         8,399          8,360
                                       -----------   -----------   -----------    -----------
Net interest income                          2,332         1,908         4,636          3,988
(Recovery) provision for loan losses            11             0            (6)            (9)
                                       -----------   -----------   -----------    -----------
Net interest income after
  provision for loan losses                  2,321         1,908         4,642          3,997
Non-interest income                            145           161           301            313
Non-interest expense                           955           890         1,896          1,792
                                       -----------   -----------   -----------    -----------
Income before income tax
  expense                                    1,511         1,179         3,047          2,518
Income taxes                                   463           342           975            776
                                       -----------   -----------   -----------    -----------

NET INCOME                             $     1,048   $       837   $     2,072    $     1,742
                                       ===========   ===========   ===========    ===========

EARNINGS PER SHARE:
  Basic                                $      0.46   $      0.36   $      0.91    $      0.75
  Diluted                              $      0.46   $      0.36   $      0.91    $      0.75

WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic                                  2,261,544     2,310,596     2,272,527      2,318,890
  Diluted                                2,261,783     2,312,838     2,273,084      2,320,980





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